Exhibit 5.1
September 22, 2006
Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139

Re:	Alkermes, Inc. 2002 Restricted Stock Award Plan —
Registration Statement on Form S-8 for 2006
Ladies and Gentlemen:
     This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of up to an additional 300,000 shares (the “Additional Shares”) of common stock of Alkermes, Inc. (the “Company”), par value $.01 per share, issuable pursuant to awards (“Awards”) granted under the Company’s 2002 Restricted Stock Plan (the “Plan”). Awards made pursuant to the Plan consist of grants of shares of the Company’s common stock.
     In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and such matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving the opinion set forth below, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.
     The opinion expressed below is based on the assumption that a Registration Statement on Form S-8 with respect to the Additional Shares will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Additional Shares.
     Based on the foregoing, we are of the opinion that the Additional Shares, when issued pursuant to Awards granted under the Plan (including, where applicable, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals) in accordance with the terms and conditions thereof, will be legally issued, fully paid and nonassessable.
     We express no opinion as to the law of any jurisdiction other than the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

Alkermes, Inc.
September 22, 2006

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.
     This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP